EXHIBIT 99.1

FOR MORE INFORMATION, CONTACT:

Investors: Todd Wyatt Office: 210-255-6157 Wireless: 210-347-3540 todd.wyatt@kci1.com	Media: Kevin Belgrade Office: 210-255-6232 Wireless: 210-216-1236 kevin.belgrade@kci1.com

KINETIC CONCEPTS REPORTS SECOND QUARTER
AND FIRST HALF 2010 FINANCIAL RESULTS

Second Quarter Highlights

- Worldwide revenue of $497.8 million, up 1% from the prior-year period as reported and up 2% on a constant currency basis

- Worldwide Active Healing Solutions (“AHS”) revenue of $347.7 million, equivalent to the prior-year period

▪	United States AHS revenue of $254.0 million increased 6% compared to the first quarter of 2010

- Worldwide Regenerative Medicine revenue of $83.7 million, up 18% from the prior-year period

- Worldwide Therapeutic Support Systems (“TSS”) revenue of $66.3 million, down 6% from the prior-year period

- Diluted net earnings per share of $0.75, down 9% from the prior-year period, including $0.11 per diluted share of previously-communicated restructuring and business transformation charges

- Diluted net earnings per share up 3% on an adjusted non-GAAP basis from the prior-year period

San Antonio, Texas, July 27, 2010 – Kinetic Concepts, Inc. (NYSE: KCI) today reported second quarter 2010 total revenue of $497.8 million, an increase of 1% from the second quarter of 2009 and up 2% from the first quarter of 2010.  Total revenue for the first half of 2010 was $983.6 million, a 2% increase from the prior-year period.  Unfavorable foreign currency exchange movements reduced total revenue for the second quarter of 2010 by less than 1%, while favorably impacting total revenue for the first six months of 2010 by 1% compared to the corresponding periods of the prior year.

Net earnings for the second quarter of 2010 were $53.6 million, or $0.75 per diluted share on a GAAP basis compared to a $58.1 million, or $0.82 per diluted share, for the same period of 2009.  During the second quarter of 2010, the company recorded approximately $12.7 million before income taxes, or $0.11 per diluted share, in expenses related to our TSS portfolio rationalization and employee separation costs related primarily to our Global Business Transformation project.  Net earnings per diluted share on a non-GAAP basis, excluding costs associated with the TSS inventory rationalization, employee separation costs and non-cash acquisition-related items were $1.01 for the second quarter of 2010, up 3% from the prior-year period on a comparable, non-GAAP basis.

“During the second quarter, we successfully launched our innovative V.A.C. Therapy system in Japan, received FDA approval on two of our new AHS platform technology products and continued expanding the reach of our best-in-class Strattice regenerative tissue matrix in Europe,” said Catherine Burzik, President and Chief Executive Officer of KCI.  “Importantly, our U.S. V.A.C. business was stable despite challenges related to increasing competition and the economy.”

Revenue Recap – Second Quarter and First Half of 2010

Worldwide revenue from AHS products was $347.7 million for the second quarter of 2010 and $680.7 million for the first half of 2010, compared to $349.4 million and $678.7 million, respectively, for the corresponding periods of 2009.  On a constant currency basis, worldwide AHS revenue in the second quarter of 2010 was comparable to the prior-year period and decreased 1% for the first six months of 2010, compared to the prior-year period.  Higher global sales volumes in the second quarter were offset by unfavorable foreign currency exchange rate movements and lower realized pricing.

North American AHS revenue of $266.7 million for the second quarter was comparable to the prior-year period, while revenue of $516.5 million for the first half of 2010 represented a decrease of 1% compared to the same period of the prior year.  Second quarter 2010 AHS revenue from the United States was $254.0 million, which was flat to the same period one year ago and increased 6% compared to the first quarter of 2010.  Rental revenue declined 1% from the prior-year period resulting from a combination of factors including (i) reductions in chronic wounds treated outside the hospital, (ii) unfavorable changes to wound and payer mix and (iii) increased usage of lower-priced advanced wound care therapies.  Foreign currency exchange movements favorably impacted second quarter and first half North American AHS revenue by 1% compared to the prior-year periods.

EMEA/APAC AHS revenue was $81.0 million for the second quarter of 2010 compared to $83.1 million in the prior-year period due primarily to foreign currency exchange movements, which unfavorably impacted second quarter EMEA/APAC AHS revenue by 3% compared to the prior-year period.  On a constant currency basis, second quarter EMEA/APAC AHS revenue increased 1% compared to the same period one year ago due largely to the successful launch of V.A.C. in Japan.  Increased rental and sales volumes in EMEA were offset by lower realized pricing associated with an increasingly competitive environment in Europe and our offering of longer-term, lower-priced rental arrangements.  For the first six months of 2010, AHS revenue in the EMEA/APAC region was $164.2 million, up 4% compared to the first half of 2009.  Foreign currency exchange movements favorably impacted first half EMEA/APAC AHS revenue by 2% compared to the prior year.

The Company began direct sales operations in Japan during April 2010.  While Japan still represents a small percentage of our AHS business, the accelerated growth experienced in the quarter and the wide physician acceptance of this therapy is encouraging.  KCI estimates that the annual market potential for V.A.C. Therapy in Japan approximates $500 million.

Total revenue from our Regenerative Medicine division, or LifeCell, was $83.7 million and $162.8 million for the second quarter and first six months of 2010, respectively, up 18% and 19% from the prior year periods.  Sales of Strattice, our porcine-based regenerative tissue matrix were $33.2 million in the quarter, or approximately 40% of total Regenerative Medicine revenue for the period, up from 31% in the comparable prior-year period.  The EMEA region contributed 2% to Regenerative Medicine revenue growth as we continue to penetrate the U.K. and German markets while introducing our Regenerative Medicine products into additional European countries.

Worldwide TSS revenue was $66.3 million for the second quarter and $140.1 million for the first six months of 2010, compared to $70.8 million and $145.4 million for the same periods one year ago, due primarily to lower rental volumes globally, resulting from continued economic weakness and its impact on acute care facilities, partially offset by slightly higher levels of capital sales.  Foreign currency exchange movements unfavorably impacted worldwide TSS revenue by 1% for the second quarter of 2010 while favorably impacting revenue by 2% for the first six months of 2010, compared to the corresponding prior-year periods.

North American revenue from TSS was $44.6 million for the second quarter of 2010, a 3% decrease from the prior-year period, due primarily to lower hospital therapy days and reduced hospital spending on higher cost therapies, partially offset by increased levels of wound care capital sales and favorable foreign currency exchange movements.  Foreign currency exchange movements favorably impacted North American TSS revenue by 2% in the second quarter.  North American TSS revenue for the first six months of 2010 was $93.0 million, down 2% from the prior-year period on a reported basis, and down 5% on a constant currency basis.  On a constant currency basis, EMEA/APAC TSS revenue decreased 7% for the second quarter and 6% for the first six months of 2010, compared to the same periods in the prior year due primarily to the impact of prior-year contract losses, as well as utilization changes in select countries and accounts.

Profit Margins

Gross profit for the second quarter and first six months of 2010 was $279.8 million and $551.5 million, respectively, representing increases of 3% and 6%, respectively, from the same periods of the prior year.  Gross profit margin was 56.2% for the second quarter of 2010, an increase of approximately 110 basis points from the same period one year ago.  The gross profit margin increase was due primarily to lower product royalty expenses, increased productivity of our service operations, higher gross margins associated with the Regenerative Medicine business unit and reduced levels of marketing expenditures related to delays in new product launches resulting from a delayed regulatory approval process.

Second quarter selling, general and administrative (“SG&A”) expenses increased $21.4 million, or 17%, over the second quarter of 2009.  Second quarter SG&A expense included $12.7 million in costs and expenses related to our TSS portfolio rationalization and employee separation costs.  Other SG&A increases in the period consisted of launch costs associated with our entry in Japan and increased selling costs associated with the increase in Regenerative Medicine revenue.

Research and development expenses for the second quarter of 2010 increased 2% from the prior-year period to $21.7 million.  Total research and development expenses represented approximately 4.4% of revenue for the current quarter.  During the second quarter, the Company received FDA approval for its Prevena Incision Management System and has now launched this product in the U.S.

Operating earnings for the second quarter were $101.4 million on a reported basis, representing a decrease of 11% from the prior-year quarter.  On a non-GAAP basis, excluding the $12.7 million related to the TSS inventory write-off and employee separation costs and non-cash acquisition related costs, operating earnings for the second quarter of 2010 were comparable to the prior-year quarter.

Other Income/Expense Reflects Focus on Debt Service

Second quarter 2010 interest expense was $22.3 million, compared to $26.2 million in the same period of the prior year, due to scheduled and voluntary debt payments made over the last twelve months totaling $225.0 million and lower interest rates.  Long-term debt outstanding as of June 30, 2010 consisted of a senior secured term loan of $625.0 million due 2013 and 3.25% senior convertible notes of $690.0 million due 2015.  Realized losses from foreign currency transactions were $2.7 million in the second quarter of 2010 compared to $1.9 million in the prior-year period due primarily to continued volatility in currency exchange rates compared to the prior year.

Income Tax Rate

The effective income tax rate for both the second quarter and first six months of 2010 was 30.0%, compared to 32.0% and 31.9%, respectively, for the corresponding periods in 2009.  The decrease in the effective income tax rate for the second quarter and first six months of 2010 was due primarily to a higher percentage of income earned in lower tax jurisdictions and the favorable resolution of certain tax contingencies.

Financial Position Demonstrates Liquidity and Strength

Total cash at quarter-end was $247.1 million, a decrease of $16.1 million from year-end 2009.  During the second quarter, the Company made scheduled and voluntary senior credit facility repayments of $50.0 million from cash-on-hand.  Operating cash flow less net capital expenditures for the first half of 2010 was $99.0 million, a decrease of $26.6 million, from the same period one year ago, due to significant increases in inventory levels of our Strattice and AlloDerm tissue matrices, increased income tax payments and higher capital expenditures, partially offset by improved cash collections and higher net earnings.  Total long-term debt outstanding at June 30, 2010 was $1.192 billion on a GAAP basis and $1.315 billion on an economic, or debt-instrument, basis.  The long-term debt balances in our condensed consolidated balance sheets reflect the discount associated with applying the estimated non-convertible borrowing rate upon the issuance of the notes.  The total discount will accrete over the term of the notes.  As of June 30, 2010 and December 31, 2009 these convertible notes had balances of $566.6 million and $556.2 million, respectively, within our condensed consolidated balance sheets.

Outlook

Given the volatility of foreign currency exchange rates and other relevant factors discussed below, the Company has adjusted its 2010 financial guidance, based on current information and expectations as of July 27, 2010 (in millions, except per share data):

			% Change
	FY 2009	FY 2010	from 2009
Total revenue	$ 1,993	$ 2,000 – $ 2,030	0% – 2%

Diluted EPS – GAAP basis	$ 3.24	$ 3.40 – $ 3.50	5% – 8%
Acquisition-related adjustments:
Amortization-related adjustments	0.49	0.49
Non-cash interest – accounting
for convertible debt	0.17	0.19
Restructuring and other charges	0.09	0.11

Adjusted Diluted EPS – non-GAAP basis	$ 3.99	$ 4.19 – $ 4.29	5% – 8%

Diluted weighted average shares outstanding	70.5	71.0 – 72.0	1% – 2%

The revenue guidance, relative to 2009, reflects our expectation of unfavorable foreign currency exchange rates, stable revenue in our AHS business, double-digit growth in Regenerative Medicine revenue and a mid-to-high single digit contraction in our TSS business.

Fiscal year 2010 is an investment year in terms of geographic expansion and continuing with our global business transformation efforts, offset by modest earnings leverage from favorable product mix, operating efficiencies and continued debt reduction activities.

Non-GAAP Financial Information

Within this document, we have included our results for the second quarter and six months ended June 30, 2010 along with our outlook on a non-GAAP basis to exclude the impact of the specified non-cash expenses set forth above associated with our acquisition of LifeCell in the second quarter of 2008 and the impact of restructuring and other significant charges incurred during the first quarter of 2009 and the second quarter of 2010.  In addition, we have presented supplemental revenue data on a non-GAAP basis to exclude the impact of foreign currency fluctuations between 2009 and 2010.  These non-GAAP financial measures do not replace the presentation of our GAAP results and outlook.  We have provided this supplemental non-GAAP information because it may provide meaningful information regarding our results and outlook on a basis that better facilitates an understanding of our expected results of operations which may not be otherwise apparent under GAAP.  Management uses this non-GAAP financial information, along with GAAP information, for reviewing its operating results and for analyzing potential future business trends.  In addition, we believe some investors may use this information in a similar fashion.  A reconciliation of our GAAP selected financial information for the periods presented to the non-GAAP selected financial information provided is included herein.

Earnings Release Conference Call

As previously announced, we have scheduled an earnings release conference call for 8:30 a.m. Eastern Daylight Time today, Tuesday, July 27, 2010.  The dial-in numbers for this conference call are as follows:

Domestic Dial-in Number:	866-469-0048
International Dial-in Number:	+706-758-3983
Conference ID Number:	87879758

This call is being webcast and can be accessed at the Kinetic Concepts, Inc. Web site at http://www.kci1.com/investor/index.asp, by clicking on Webcast – Q2 2010 Kinetic Concepts, Inc. Earnings Conference Call.  An archive of the web cast will be available until July 26, 2011 at http://www.kci1.com/investor/index.asp.

KCI's business outlook as of today is expected to be available on KCI's Investor Relations web site.  KCI does not currently expect to update this business outlook until the release of KCI's next quarterly earnings announcement, notwithstanding subsequent developments.  Although KCI undertakes no duty to update its business outlook, KCI may update the full business outlook or any portion thereof at any time.

About KCI

Kinetic Concepts, Inc. (NYSE: KCI) is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products for the wound care, tissue regeneration and therapeutic support system markets.  Headquartered in San Antonio, Texas, KCI's success spans more than three decades and can be traced to a history deeply rooted in innovation and a passion for significantly improving the healing and the lives of patients around the world.

The Company employs approximately 6,700 people and markets its products in 22 countries.  For more information about KCI, and how its products are changing the practice of medicine, visit www.KCI1.com.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, management's outlook, estimates of future performance, revenue, earnings per share, growth objectives and weighted average shares outstanding.  The forward-looking statements contained herein are based on our current expectations and are subject to a number of risks and uncertainties that could cause us to fail to achieve our current financial projections and other expectations, such as changes in the demand for the V.A.C. resulting from increased competition, the seasonal slowing of V.A.C. unit growth in the fourth and first quarter of each year, changes in payer reimbursement policies and our ability to protect our intellectual property rights.  All information set forth in this release and its attachments is as of July 27, 2010.  We undertake no duty to update this information.  More information about potential factors that could cause our results to differ or adversely affect our business and financial results is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in our quarterly report on Form 10-Q for the quarterly period ended March 31, 2010, including, among other sections, under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."  These reports are on file with the SEC and available at the SEC's website at www.sec.gov.  Additional information may also be set forth in those sections in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, which will be filed with the SEC in early August 2010.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,			Six months ended June 30,
			%			%
	2010	2009	Change	2010	2009	Change
Revenue:
Rental	$283,084	$292,023	(3.1)%	$563,075	$574,378	(2.0)%
Sales	214,688	199,326	7.7	420,502	387,052	8.6

Total revenue	497,772	491,349	1.3	983,577	961,430	2.3

Rental expenses	155,622	161,276	(3.5)	308,841	322,443	(4.2)
Cost of sales	62,307	59,437	4.8	123,231	117,805	4.6

Gross profit	279,843	270,636	3.4	551,505	521,182	5.8

Selling, general and administrative expenses	147,212	125,802	17.0	282,591	252,473	11.9
Research and development expenses	21,718	21,265	2.1	46,502	43,402	7.1
Acquired intangible asset amortization	9,556	10,158	(5.9)	19,715	20,316	(3.0)

Operating earnings	101,357	113,411	(10.6)	202,697	204,991	(1.1)

Interest income and other	143	154	(7.1)	279	488	(42.8)
Interest expense	(22,264)	(26,227)	(15.1)	(45,826)	(54,721)	(16.3)
Foreign currency loss	(2,657)	(1,878)	41.5	(5,267)	(7,079)	(25.6)

Earnings before income taxes	76,579	85,460	(10.4)	151,883	143,679	5.7

Income taxes	22,974	27,363	(16.0)	45,565	45,877	(0.7)

Net earnings	$53,605	$58,097	(7.7)%	$106,318	$97,802	8.7%

Net earnings per share:
Basic	$0.76	$0.83	(8.4)%	$1.50	$1.40	7.1%

Diluted	$0.75	$0.82	(8.5)%	$1.48	$1.39	6.5%

Weighted average shares outstanding:
Basic	70,836	70,069		70,678	69,984

Diluted	71,805	70,432		71,657	70,294

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2010	2009
	(unaudited)

Assets:
Current assets:
Cash and cash equivalents	$247,068	$263,157
Accounts receivable, net	393,485	425,042
Inventories, net	157,495	121,044
Deferred income taxes	11,606	11,715
Prepaid expenses and other	41,523	37,330

Total current assets	851,177	858,288

Net property, plant and equipment	276,151	296,055
Debt issuance costs, net	27,970	35,191
Deferred income taxes	17,929	17,513
Goodwill	1,328,881	1,328,881
Identifiable intangible assets, net	464,568	489,213
Other non-current assets	12,998	13,424

	$2,979,674	$3,038,565

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$62,384	$63,301
Accrued expenses and other	200,595	226,823
Current installments of long-term debt	156,250	132,353
Income taxes payable	3,231	18,484

Total current liabilities	422,460	440,961

Long-term debt, net of current installments and discount	1,035,354	1,173,808
Non-current tax liabilities	25,204	29,074
Deferred income taxes	184,014	212,257
Other non-current liabilities	4,066	4,994

	1,671,098	1,861,094

Shareholders' equity:
Common stock; authorized 225,000 at 2010 and 2009,
issued and outstanding 71,847 at 2010 and 71,256 at 2009	72	71
Preferred stock; authorized 50,000 at 2010 and 2009; issued and
outstanding 0 at 2010 and 2009	-	-
Additional paid-in capital	832,537	804,111
Retained earnings	463,668	357,350
Accumulated other comprehensive income, net	12,299	15,939

Shareholders' equity	1,308,576	1,177,471

	$2,979,674	$3,038,565

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six months ended June 30,
	2010	2009
Cash flows from operating activities:
Net earnings	$106,318	$97,802
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Amortization of convertible debt discount	10,443	9,669
Depreciation and other amortization	80,511	75,292
Provision for bad debt	4,139	5,088
Write-off of deferred debt issuance costs	1,928	1,628
Share-based compensation expense	15,434	13,954
Excess tax benefit from share-based payment arrangements	(1,392)	(215)
Change in assets and liabilities, net of business acquired:
Decrease (increase) in accounts receivable, net	30,932	(5,814)
Increase in inventories, net	(36,102)	(2,122)
Decrease (increase) in prepaid expenses and other	(4,193)	6,030
Decrease in accounts payable	(632)	(7,511)
Decrease in accrued expenses and other	(20,687)	(30,103)
Increase (decrease) in tax liabilities, net	(18,692)	12,465
Decrease in deferred income taxes, net	(30,107)	(15,517)

Net cash provided by operating activities	137,900	160,646

Cash flows from investing activities:
Additions to property, plant and equipment	(46,192)	(40,430)
Decrease in inventory to be converted into equipment
for short-term rental	7,265	5,356
Dispositions of property, plant and equipment	1,067	3,131
Business acquired in purchase transaction, net of cash acquired	-	(173)
Increase in identifiable intangible assets and other non-current assets	(2,091)	(16,475)

Net cash used by investing activities	(39,951)	(48,591)

Cash flows from financing activities:
Proceeds from revolving credit facility	-	20,000
Repayments of long-term debt, revolving credit facility and
capital lease obligations	(125,054)	(148,948)
Excess tax benefit from share-based payment arrangements	1,392	215
Proceeds from exercise of stock options	10,185	358
Purchase of immature shares for minimum tax withholdings	(1,108)	(204)
Proceeds from the purchase of stock in ESPP and other	3,451	3,336

Net cash used by financing activities	(111,134)	(125,243)

Effect of exchange rate changes on cash and cash equivalents	(2,904)	695

Net decrease in cash and cash equivalents	(16,089)	(12,493)
Cash and cash equivalents, beginning of period	263,157	247,767

Cash and cash equivalents, end of period	$247,068	$235,274

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Supplemental Revenue Data
(in thousands)
(unaudited)

	Three months ended June 30,
	2010				GAAP		Constant
			Constant	2009	%		Currency %
	GAAP	FX Impact	Currency	GAAP	Change		Change (1)

Total Revenue:
AHS
North America	$266,681	$(1,539)	$265,142	$266,348	0.1%		(0.5	) %
EMEA/APAC	81,045	2,813	83,858	83,082	(2.5)		0.9

Total AHS	347,726	1,274	349,000	349,430	(0.5)		(0.1)

Regenerative Medicine
North America	82,188	(7)	82,181	70,803	16.1		16.1
EMEA/APAC	1,555	74	1,629	267	-		-

Total Regenerative Medicine	83,743	67	83,810	71,070	17.8		17.9

TSS
North America	44,563	(900)	43,663	46,027	(3.2)		(5.1)
EMEA/APAC	21,740	1,360	23,100	24,822	(12.4)		(6.9)

Total TSS	66,303	460	66,763	70,849	(6.4)		(5.8)

Total North America revenue	393,432	(2,446)	390,986	383,178	2.7		2.0
Total EMEA/APAC revenue	104,340	4,247	108,587	108,171	(3.5)		0.4

Total Revenue	$497,772	$1,801	$499,573	$491,349	1.3%		1.7%

AHS:
North America revenue
Rental	$189,076	$(709)	$188,367	$190,403	(0.7	) %	(1.1	) %
Sales	77,605	(830)	76,775	75,945	2.2		1.1

Total North America revenue	266,681	(1,539)	265,142	266,348	0.1		(0.5)

EMEA/APAC revenue
Rental	37,773	1,317	39,090	40,667	(7.1)		(3.9)
Sales	43,272	1,496	44,768	42,415	2.0		5.5

Total EMEA/APAC revenue	81,045	2,813	83,858	83,082	(2.5)		0.9

Total rental revenue	226,849	608	227,457	231,070	(1.8)		(1.6)
Total sales revenue	120,877	666	121,543	118,360	2.1		2.7

Total AHS Revenue	$347,726	$1,274	$349,000	$349,430	(0.5	) %	(0.1	) %

Regenerative Medicine Revenue:
North America sales revenue	$82,188	$(7)	$82,181	$70,803	16.1%		16.1%
EMEA/APAC sales revenue	1,555	74	1,629	267	-		-

Total Regenerative Medicine Revenue	$83,743	$67	$83,810	$71,070	17.8%		17.9%

TSS Revenue:
North America revenue
Rental	$38,584	$(767)	$37,817	$41,025	(6.0	) %	(7.8	) %
Sales	5,979	(133)	5,846	5,002	19.5		16.9

Total North America revenue	44,563	(900)	43,663	46,027	(3.2)		(5.1)

EMEA/APAC revenue
Rental	17,651	1,161	18,812	19,928	(11.4)		(5.6)
Sales	4,089	199	4,288	4,894	(16.4)		(12.4)

Total EMEA/APAC revenue	21,740	1,360	23,100	24,822	(12.4)		(6.9)

Total rental revenue	56,235	394	56,629	60,953	(7.7)		(7.1)
Total sales revenue	10,068	66	10,134	9,896	1.7		2.4

Total TSS Revenue	$66,303	$460	$66,763	$70,849	(6.4	) %	(5.8	) %

(1) Represents percentage change between 2010 Non-GAAP Constant Currency revenue and 2009 GAAP revenue.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Supplemental Revenue Data
(in thousands)
(unaudited)

	Six months ended June 30,
	2010				GAAP		Constant
			Constant	2009	%		Currency %
	GAAP	FX Impact	Currency	GAAP	Change		Change (1)

Total Revenue:
AHS
North America	$516,513	$(3,372)	$513,141	$520,989	(0.9	) %	(1.5	) %
EMEA/APAC	164,166	(3,842)	160,324	157,758	4.1		1.6

Total AHS	680,679	(7,214)	673,465	678,747	0.3		(0.8)

Regenerative Medicine
North America	160,162	(9)	160,153	136,884	17.0		17.0
EMEA/APAC	2,596	60	2,656	394	-		-

Total Regenerative Medicine	162,758	51	162,809	137,278	18.6		18.6

TSS
North America	92,963	(2,268)	90,695	95,275	(2.4)		(4.8)
EMEA/APAC	47,177	(162)	47,015	50,130	(5.9)		(6.2)

Total TSS	140,140	(2,430)	137,710	145,405	(3.6)		(5.3)

Total North America revenue	769,638	(5,649)	763,989	753,148	2.2		1.4
Total EMEA/APAC revenue	213,939	(3,944)	209,995	208,282	2.7		0.8

Total Revenue	$983,577	$(9,593)	$973,984	$961,430	2.3%		1.3%

AHS:
North America revenue
Rental	$368,069	$(1,586)	$366,483	$372,937	(1.3	) %	(1.7	) %
Sales	148,444	(1,786)	146,658	148,052	0.3		(0.9)

Total North America revenue	516,513	(3,372)	513,141	520,989	(0.9)		(1.5)

EMEA/APAC revenue
Rental	77,137	(1,969)	75,168	77,258	(0.2)		(2.7)
Sales	87,029	(1,873)	85,156	80,500	8.1		5.8

Total EMEA/APAC revenue	164,166	(3,842)	160,324	157,758	4.1		1.6

Total rental revenue	445,206	(3,555)	441,651	450,195	(1.1)		(1.9)
Total sales revenue	235,473	(3,659)	231,814	228,552	3.0		1.4

Total AHS Revenue	$680,679	$(7,214)	$673,465	$678,747	0.3%		(0.8	) %

Regenerative Medicine Revenue:
North America sales revenue	$160,162	$(9)	$160,153	$136,884	17.0%		17.0%
EMEA/APAC sales revenue	2,596	60	2,656	394	-		-

Total Regenerative Medicine Revenue	$162,758	$51	$162,809	$137,278	18.6%		18.6%

TSS Revenue:
North America revenue
Rental	$79,994	$(1,868)	$78,126	$84,503	(5.3	) %	(7.5	) %
Sales	12,969	(400)	12,569	10,772	20.4		16.7

Total North America revenue	92,963	(2,268)	90,695	95,275	(2.4)		(4.8)

EMEA/APAC revenue
Rental	37,875	(75)	37,800	39,680	(4.5)		(4.7)
Sales	9,302	(87)	9,215	10,450	(11.0)		(11.8)

Total EMEA/APAC revenue	47,177	(162)	47,015	50,130	(5.9)		(6.2)

Total rental revenue	117,869	(1,943)	115,926	124,183	(5.1)		(6.6)
Total sales revenue	22,271	(487)	21,784	21,222	4.9		2.6

Total TSS Revenue	$140,140	$(2,430)	$137,710	$145,405	(3.6	) %	(5.3	) %

(1) Represents percentage change between 2010 Non-GAAP Constant Currency revenue and 2009 GAAP revenue.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Selected Financial Information - GAAP to Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,
				Interest
				Expense -
			Debt	Adoption of
		Amortization	Issuance	Required	Restructuring
	2010	of Acquired	Cost	Accounting	and Other	Adjusted	Adjusted	%
	GAAP	Intangibles	Amortization	Standards	Charges	2010	2009	Change

Operating earnings	$101,357	$9,556	$-	$-	$12,711	$123,624	$123,569	-%
Net earnings (1)	$53,605	$5,878	$1,989	$3,243	$7,818	$72,533	$69,249	4.7%
Diluted earnings per share	$0.75	$0.08	$0.03	$0.04	$0.11	$1.01	$0.98	3.1%

	Six months ended June 30,
				Interest
				Expense -
			Debt	Adoption of
		Amortization	Issuance	Required	Restructuring
	2010	of Acquired	Cost	Accounting	and Other	Adjusted	Adjusted	%
	GAAP	Intangibles	Amortization	Standards	Charges	2010	2009	Change

Operating earnings	$202,697	$19,715	$-	$-	$12,711	$235,123	$234,663	0.2%
Net earnings (1)	$106,318	$12,125	$4,441	$6,423	$7,818	$137,125	$127,320	7.7%
Diluted earnings per share	$1.48	$0.17	$0.06	$0.09	$0.11	$1.91	$1.81	5.5%

	Three months ended June 30,
				Interest
				Expense -
			Debt	Adoption of
		Amortization	Issuance	Required	Restructuring
	2009	of Acquired	Cost	Accounting	and Other	Adjusted
	GAAP	Intangibles	Amortization	Standards	Charges	2009

Operating earnings	$113,411	$10,158	$-	$-	$-	$123,569
Net earnings (1)	$58,097	$6,247	$1,903	$3,002	$-	$69,249
Diluted earnings per share	$0.82	$0.09	$0.03	$0.04	$-	$0.98

	Six months ended June 30,
				Interest
				Expense -
			Debt	Adoption of
		Amortization	Issuance	Required	Restructuring
	2009	of Acquired	Cost	Accounting	and Other	Adjusted
	GAAP	Intangibles	Amortization	Standards	Charges	2009

Operating earnings	$204,991	$20,316	$-	$-	$9,356	$234,663
Net earnings (1)	$97,802	$12,494	$4,776	$5,947	$6,301	$127,320
Diluted earnings per share	$1.39	$0.18	$0.07	$0.08	$0.09	$1.81

(1) Adjustments to “Net earnings” are presented net of tax.  The tax effect of each reconciling item is calculated using the Company’s estimated incremental tax rate for the period.  With the exception of the adjustments for “Restructuring and Other Charges” incurred during 2009, the tax effect of the adjustments was calculated using the estimated incremental U.S. combined federal and state tax rate of 38.5%.  Due to the global nature of the “Restructuring and Other Charges” incurred during 2009, the tax effect of these adjustments was calculated using a tax rate of 32.7% which represented the blended effective income tax rates for the relevant jurisdictions.